Exhibit 4.4

FIRST AMENDMENT TO
WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “First Amendment”), dated as of January 15, 2020, is made by and among Verra Mobility Corporation, a Delaware corporation (as successor by merger to Gores Holdings II, Inc.) (“Verra Mobility”), Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, Gores Holdings II, Inc., a Delaware corporation (“Gores”) and Continental are parties to that certain Warrant Agreement, dated as of January 12, 2017 (the “Existing Warrant Agreement”), pursuant to which Gores issued 13,333,333 warrants in connection with its initial public offering (the “Public Warrants”) and 6,666,666 warrants in connection with a private placement (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), each representing the right to purchase one share of Class A Common Stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on June 21, 2018, Gores, AM Merger Sub I, Inc., a direct, wholly-owned subsidiary of Gores (“First Merger Sub”), AM Merger Sub II, LLC, a direct, wholly-owned subsidiary of Gores (“Second Merger Sub”), Greenlight Holding II Corporation (“Greenlight”), and PE Greenlight Holdings, LLC entered into an Agreement and Plan of Merger (as amended to date, the “Merger Agreement”), which provided for, among other things, (i) the merger of First Merger Sub with and into Greenlight, with Greenlight continuing as the surviving corporation (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Greenlight with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”);

WHEREAS, in connection with the closing of the Business Combination on October 17, 2018, Gores changed its name from “Gores Holdings II, Inc.” to “Verra Mobility Corporation” and changed its trading symbol for the Common Stock from “GSHT” to “VRRM” (collectively, the “Name Change”);

WHEREAS, pursuant to Section 8.2.1 of the Existing Warrant Agreement, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and AST has agreed to serve as successor Warrant Agent from and after the date hereof; and

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the Registered Holders with respect to matters that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1Amendments to Existing Warrant Agreement. The parties hereby amend the Existing Warrant Agreement as provided in this Section 1:

1.1Change in Warrant Agent.  References to “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be replaced with “American Stock Transfer & Trust Company,” and it shall be understood that “Warrant Agent” shall hereafter refer to American Stock Transfer & Trust Company.

1.2Change to Section 7.4.2.  Section 7.4.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:

7.4.2                     Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available. All Cashless Exercise calculation will per performed by the company. Upon completion of the calculation the company will provide issuance instructions to the Warrant Agent. The Warrant Agent will have no liability or responsibility related to a cashless exercise.

1.3Change of Address of Warrant Agent.  Section 9.2 of the Existing Warrant Agreement is hereby amended to direct that any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 shall be delivered to:

American Stock Transfer & Trust Company

48 Wall Street, 22nd Floor

New York, NY 10005

Email: Reorgwarrants@astfinancial.com

1.4Change of Address of Company.  Section 9.2 of the Existing Warrant Agreement is hereby amended to direct that any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company pursuant to Section 9.2 shall be delivered to:

Verra Mobility Corporation

1150 N. Alma School Road

Mesa, AZ 85201

Attention: General Counsel

2Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent.  Continental hereby resigns as Warrant Agent under the Existing Warrant Agreement, Verra Mobility hereby appoints AST to act as Warrant Agent under the Existing Warrant Agreement, and AST hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Existing Warrant Agreement, as modified by this First Amendment.

3Right to Acquire Verra Mobility Common Stock.  As a result of the Name Change, holders that validly exercise their Warrants during the Exercise Period will receive Common Stock of Verra Mobility in accordance with the terms and conditions of the Existing Warrant Agreement, as amended by this First Amendment.

4	Miscellaneous Provisions.

4.1Successors.  All the covenants and provisions of this First Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

4.2Applicable Law.  The validity, interpretation and performance of this First Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Verra Mobility hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this First Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Verra Mobility hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

4.3Counterparts.  This First Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4.4Effect of Headings.  The section headings herein are for convenience only and are not part of this First Amendment and shall not affect the interpretation thereof.

4.5Severability.  This First Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this First Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this First Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.6Effect on Existing Warrant Agreement.  Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this First Amendment, and shall continue in full force and effect.

4.7Entire Agreement.  The Existing Warrant Agreement, as modified by this First Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

VERRA MOBILITY CORPORATION

By:	/s/ Rebecca Collins
Name: Rebecca Collins
Title: General Counsel

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac Kagan
Name: Isaac Kagan
Title: Account Administrator

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President

[Signature Page to First Amendment to Warrant Agreement]